July 27, 2015

ANDES 8 Inc.

16192 Coastal Highway

Lewes, DE 19958

Attn: Board of Directors

Re: Funding Agreement

This Agreement (the “Agreement”) between Richard Chiang (“Richard Chiang”) and ANDES 8 Inc. (the “Company”) is made as of July 27, 2015. The agreement stipulates the following:

R E C I T A L S

WHEREAS, Richard Chiang agrees to commit financial support to the Company for an unlimited period of time as his resources allow. The anticipated expenses are for the following: 1) maintaining the Company’s Exchange Act reporting requirements, 2) The investigation, analyzing, and consummation of an acquisition.

NOW THEREFORE, the parties hereto hereby agree to be legally bound as follows: Richard Chiang will pay all expenses for ANDES 8 Inc. for an unlimited period of time as his resources allow. Richard Chiang will receive no recompense for the financial amount(s) given towards expenses for ANDES 8 Inc.

I hereby acknowledge receipt of this Agreement and sign below signifying our full acceptance to the terms and conditions hereof:

By: /s/ Richard Chiang

President & Chief Executive Officer

ANDES 8 Inc.

Richard Chiang

By: /s/ Richard Chiang

Richard Chiang

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